Exhibit 99.1

PRESS RELEASE

Date: March 4, 2025

Cadiz Signs Letter of Agreement with a Lead Investor for an Investment of up to $175 Million in Mojave Groundwater Bank Project

LOS ANGELES, CA 3.4.25 /PRNewswire/ – Cadiz, Inc. (NASDAQ: CDZI) (the “Company” or “Cadiz”) announced today that the Company has entered into a Letter of Agreement (“LOA”) with a lead investor to invest up to $175 million in the Mojave Groundwater Storage Company, LLC (“MGSC”), a new entity established by Cadiz for purposes of construction, ownership, and operation of Cadiz’s groundwater banking project in the Mojave Desert (the “Mojave Groundwater Bank”) and related projects.

Under the terms of the LOA, the investor, a publicly traded company focused on investing in water infrastructure projects, will act as lead investor (the “Lead Investor”) in the newly formed MGSC, and will invest up to $175 million in the MGSC. This LOA is separate from and in addition to previously announced prospective investments by non-profit or public sector investors, including federally recognized Native American Tribes (“Tribes”) with whom Cadiz has entered into Letters of Intent. Cadiz expects the Lead Investor, along with other qualified investors, including the Tribes, to provide up to $401 million of equity capital to acquire assets and fund construction of Mojave Groundwater Bank facilities. The parties will coordinate to seek available grant funding for any remaining construction costs.

“This is the pivotal milestone we’ve been working towards,” said Susan Kennedy, Chairman and CEO of Cadiz. “We made tremendous progress last year and had great momentum coming into 2025, but having our lead equity investor in place to complete project financing is the key to getting this project built and operational on an aggressive schedule.”

Under the terms of the LOA, Cadiz will be responsible for project development activities and, upon completion of certain funding commitments by MGSC, will transfer and contribute certain assets to the MGSC, including (i) 100% of its ownership of the Northern Pipeline, (ii) the Southern Pipeline right of way, and (iii) 51% of the water storage rights in the Mojave Groundwater Bank. In consideration of such transfer of assets, MGSC will pay Cadiz, among other consideration, approximately $51 million and provide up to an additional $350 million for development and construction of Mojave Groundwater Bank facilities. Cadiz will retain 49% of the water storage rights and 100% of water supply purchase contracts entered into among Cadiz and public water systems.

Cadiz has established a special purpose entity, the East Mojave Water Company, LLC (“EMWC”), to serve as the managing member of MGSC. The distribution of profits from revenues anticipated to be received by MGSC will prioritize MGSC investors until they achieve an annual yield of 7.5%, with incremental distributions thereafter to the investors and Cadiz as the managing member and to low-income disadvantaged communities and Tribes participating in an advisory council.

The LOA does not create any binding obligations for the parties to close the contemplated transactions unless and until definitive agreements are executed, and the parties intend to negotiate and finalize the definitive agreements as soon as practicable. Any definitive agreement will be subject to conditions including the Lead Investor obtaining shareholder approval of the contemplated transactions.

For additional details, please refer to the Company’s Current Report on Form 8-K filed with the SEC today, March 4, 2025.

About Cadiz Inc.

Cadiz is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

Contact

Cadiz, Inc.

Courtney Degener

cdegener@cadizinc.com

(213)271-1603

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “will,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements include, without limitation, statements regarding Cadiz’s expectation that the parties to the LOA will enter into binding definitive agreements and the transactions contemplated by the LOA will be consummated, that Cadiz will realize the anticipated benefits from any such binding definitive agreements with the Lead Investor, and that Cadiz will derive the anticipated financial benefits of the Mojave Groundwater Bank project. Although Cadiz believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz’s forward-looking statements include the risk that the parties to the LOA do not enter into binding definitive agreements or that, if such definitive agreements are entered into, any approvals by the Lead Investor’s shareholders required to consummate the transactions contemplated by the LOA may not be obtained and the requisite funding in excess of the amount committed by the Lead Investor for construction of facilities for the Mojave Groundwater Bank may not be available on terms satisfactory to the parties or in sufficient amounts, or the progress of the Mojave Groundwater Bank project may not proceed as planned, or the definitive agreements entered into, if any, could be terminated prior to consummation of the transactions contemplated thereby, and other factors and considerations detailed in Cadiz’s Securities and Exchange Commission filings including its annual report on Form 10-K for the year ended December 31, 2023 and subsequent Exchange Act and Securities Act filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.